Exhibit 10.3

THE FEDERAL HOME LOAN BANK

OF ATLANTA

BENEFIT EQUALIZATION PLAN

(2005 REVISION)

Effective as of

January 1, 2005

FEDERAL HOME LOAN BANK OF ATLANTA

BENEFIT EQUALIZATION PLAN

(2005 REVISION)

Effective January 1, 2005, THE FEDERAL HOME LOAN BANK OF ATLANTA (the “Bank”) hereby amends and completely restates its Benefit Equalization Plan (the “Plan”) as follows.

INTRODUCTION

The purpose of this Plan is to provide benefits to certain employees of the Bank which would have been payable under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”) and benefits equivalent to the matching contributions and 401 (k) contributions which would have been available under the Federal Home Loan Bank of Atlanta 401(k) Savings Plan (“Savings Plan”), but for the limitations placed on benefits and matching contributions for such employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m), 402(g), and 415 of the Internal Revenue Code of 1986, as amended from time to time, or any successor body of law thereto. In addition, under the Plan the Board may grant additional benefits to Participants from time to time in order to attract and retain key employees of the Bank.

This Plan is intended to constitute a nonqualified unfunded deferred compensation for a select group of management or highly compensated employees. All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall, be payable by the Retirement Fund or from its assets or by the Savings Plan or from its assets.

Article I. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 “Account” means the account established and maintained hereunder to record the contributions deemed to be made by the Member and the Bank, as well as the change in value attributable to the deemed gains and losses thereon, all as described hereafter.

1.02 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.03 “Adoption Date” means the date this amended and restated Plan is adopted by the Board of Directors.

1.04 “Bank” means The Federal Home Loan Bank of Atlanta and each subsidiary or affiliated company thereof which participates in the Plan.

1.05 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VI of the Plan to receive the benefit, if any, payable upon the death of a member of the Plan.

1.06 “Board of Directors” means the Board of Directors of the Bank.

1.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08 “Code Limitations” mean the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401 (m), the dollar limitations on elective deferrals under Code Section 402(g), and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.09 “Committee” means the Human Resources Committee or any successor committee appointed by the Board of Directors to administer the Plan.

1.10 “Deferral Agreement” means the Agreement under which a Member elected to defer compensation under the Plan in accordance with the provisions of Section 4.03.

1.11 “Eligible Executive” means (1) an officer of the Bank, who holds the title of Senior Vice President or higher, or (2) an officer of the Bank who was a participant of the plan as of December 31, 2004, who has been selected to be an Eligible Executive by the Committee, and who is or potentially is affected by the cap on compensation set out in Code Section 401 (a)(17) during the current or next following calendar year. For purposes of determining who is an Eligible Executive, the dollar amount of the Code Section 401(a)(17) cap on compensation shall at all times be deemed to be at least $205,000, so that all Eligible Executives have or potentially have compensation of at least $205,000 for the current or next following calendar year.

1.12 “Member” means any person included in the membership of the Plan as provided in Article II.

Article II. Membership

2.01 Each Eligible Executive of the Bank who is included in the membership of the Retirement Fund shall become a Member of the Plan on the earliest date on which he, or his Beneficiary, would have been entitled to receive a benefit under Section 3.01 of the Plan had he become a retirant of the Retirement Fund, or died in active service, on such date.

2.02 Each Eligible Executive of the Bank who is included in the membership of the Savings Plan shall become a Member of the Plan on the earliest date on or after January 1, 1994,

on which he is credited with an elective contribution addition or makeup contribution addition under Section 4.01 or 4.02 of the Plan.

2.03 If on the date that payment of a Member’s benefit from the Retirement Fund commences, the Member is not entitled under Section 3.01 below, to receive a benefit under the Plan, his membership in the Plan shall terminate on such date.

2.05 A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death or other termination of employment with the Bank, except as provided in Article IV.

Article III. Amount and Payment of Pension Benefits

3.01 The amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (i) over (ii), as determined by the Committee, where:

(i) Is the annual pension benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered without regard to the Code Limitations, and with the inclusion in the definition of “Base Salary” (for the year deferred) of any amount deferred by a Member under (A) the Deferred Compensation Plan and (B) under Sections 4.01 and 4.02 of this Plan; and

(ii) Is the annual pension benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment) that is payable to or on account of the Member by the Retirement Fund.

For purposes of this Section 3.01, “annual pension benefit” includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund. For purposes of this Section 3.01, “Base Salary” is the basic annual salary rate as of each January 1st including bonuses paid in the prior calendar year.

3.02 Unless the Member elects an optional form of payment under the Plan pursuant to Section 3.03 below, the annual pension benefit, if any payable to or on account of a Member under Section 3.01 above, shall be converted by the Actuary and shall be payable to or on account of the Member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine the actuarial equivalence. For purposes of the Plan, the “Regular Form” of payment means an actual pension benefit payable for the Member’s lifetime and the death benefit described in Section 3.04 below.

3.03 (a) A Member may elect in writing prior to the date of his retirement to have the annual pension benefit, if any, payable to or on account of a Member under Section 3.02 above converted by the Actuary to any optional form of payment then permitted under the Retirement Fund. The Actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.

(b) If a Member who had elected an optional form of payment under this Section 3.03 dies after the date his benefit payments under the Plan had commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 3.03 dies before the date his benefit payments under the Plan commence, his election of an optional form of benefit shall be inoperative.

(c) An election of any optional form of payment under this Section 3.03 may be made only in writing and filed by the Member with the Committee at least 12 full calendar months prior to the commencement of the payment of his benefit under Article V.

3.04 Upon the death of a Member before the date his benefit payments under the Plan commence or after the date his benefit payments commence, if he had not elected an optional form of payment under Section 3.03 above, a death benefit shall be paid to the Member’s Beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where:

(i) is an amount equal to 12 times the annual pension benefit, if any, payable under Section 3.02 above, and

(ii) is the sum of the benefit payments, if any, which the Member had received under the Plan.

3.05 If a Member to whom an annual pension benefit is payable under this Plan dies before the commencement of the payment of his benefit, the death benefit payable under Section 3.02 shall be payable to the Member’s beneficiary as if the payment of the Member’s benefit had commenced on the first day of the month in which his death occurred.

3.06 If a Member is restored to employment with the Bank, payment of any pension benefits shall cease. Upon his subsequent retirement or termination of employment with the Bank, his benefits under the Plan shall be recomputed in accordance with Section 3.01, but shall be reduced by the equivalent actuarial value of the amount of any benefit paid by the Plan in respect of his previous retirement or termination of employment, and such reduced benefit shall be paid to the Member in accordance with the provisions of the Plan. For purposes of this Section 3.06, the equivalent actuarial value of the benefit paid in respect of the Member’s previous retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

3.07 Notwithstanding any other provision of this Plan, if on the date payment under the Plan would otherwise commence, the monthly payment due any Member under the form of payment selected by the Member would be less than, or equal to $100 per month, the Member’s entire benefits shall automatically be paid in the form of a lump sum settlement.

3.08 Except in cases where the Member properly elects to receive his benefit in the form of a lump sum payment, all annual pension benefits under the Plan shall be paid in monthly, or annual installments, as elected by the Member and determined by the Committee in its discretion. Benefits shall commence as soon as practicable following the Member’s retirement date under the Retirement Fund, except that no benefits shall be paid prior to the date that benefits under the plan can be definitely determined by the Committee.

3.09 The Board in its sole discretion may from time to time grant to one or more Members or prospective Members under this Plan additional benefits which the Board deems appropriate to attract or retain such Member. Such benefits may include, but shall not be limited to, treating a newly employed Member as though the Member’s service with a prior employer constituted service with the Bank. In crediting such additional benefits, the Board may attach vesting or other conditions as it deems appropriate. Any such additional benefits, and the terms and conditions associated with such additional benefits, shall be set forth on an Appendix to this Plan. Such Appendix shall be incorporated in and made a part of this Plan, but shall not be required to be disclosed to any Member other than the Member who receives such additional benefits.

Article IV. Amount and Payment of Savings Plan Benefits

4.01 During each calendar year, if the Eligible Executive’s 401(k) account contributions under the Savings Plan for such year have reached the maximum permitted by the Code Limitations as determined by the Committee, and if the Eligible Executive has elected to reduce his compensation for the current calendar year in accordance with the provisions of Section 4.03, then such Eligible Executive shall be credited with an elective contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for an Eligible Executive with respect to any single calendar year shall not be greater than the excess of (i) over (ii), where

(i) is an amount equal to the regular account and maximum 401(k) account contributions permitted under the Savings Plan for the calendar year as determined under the Savings Plan if its provisions were administered without regard to the Code Limitations and if compensation as defined in the Savings Plan included any deferrals made under this Section 4.01 or Section 4.02; and

(ii) is an amount equal to his regular account and 401(k) account contributions actually made under the Savings Plan for the calendar year.

If the reduction in an Eligible Executive’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Section 4.05 shall be paid to such Eligible Executive within the first two and one-half months of the succeeding calendar year.

4.02 During each calendar year, if a portion of an Eligible Executive’s regular account contribution or 401(k) account contribution to the Savings Plan for the preceding year is returned to the Eligible Executive after the end of such preceding year on account of the Code Limitations, and if the Eligible Executive has elected in accordance with the provisions of Section 4.03 to reduce his compensation for the current year by an amount up to the sum of such Savings Plan contributions and related earnings returned to him for the preceding year, then such Eligible Executive shall be credited with a makeup contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election.

4.03 A Member’s elections under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:

(a) The Committee shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid.

Notwithstanding the above, an Eligible Executive who becomes eligible to participate during a calendar year may execute a Deferral Agreement with respect to his elections under Section 4.01 and 4.02 within 30 days of the date he becomes eligible to participate. An individual who is an Eligible Executive immediately prior to the Adoption Date may file a Deferral Agreement with the Committee within such period prior to the Adoption Date and in such manner as the Committee may prescribe. With respect to Sections 4.01 and 4.02, the Deferral Agreement shall only apply to compensation earned by the Member in the payroll periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Adoption Date.

(b) The Deferral Agreement shall provide for separate elections with respect to elective contribution additions under Section 4.01 and makeup contribution additions under Section 4.02.

(c) An Eligible Executive’s elections on his Deferral Agreement of the rates at which he authorizes deferrals under Sections 4.01 and 4.02 shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in severe financial hardship, request a suspension of his salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.08 in making its determination.

4.04 For each elective contribution addition credited to a Member under Section 4.01, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Savings Plan with respect to such amount if contributed to the Savings Plan, determined as if the provisions of the Savings Plan were administered without regard to the Code Limitations and determined after taking into account the Member’s actual contributions to and actual matching contributions under the Savings Plan. For each makeup contribution addition credited to the Member under Section 4.02, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Savings Plan with respect to the contributions returned for the preceding calendar year.

4.05 The Committee shall maintain an Account on the books and records of the Bank for each Eligible Executive who is a Member by reason of amounts credited under Sections 4.01, 4.02, and 4.04. The elective contribution additions, makeup contribution additions and matching contribution additions of a Member under Sections 4.01, 4.02, and 4.04 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 4.01 and 4.02 would otherwise have been paid to such Member.

4.06 In addition to the amounts described in Section 4.05, the Account of a Member shall be credited from time to time with deemed investment gains and losses based upon such hypothetical investment options as the Committee shall announce to Members from time to time. A Member may request how his Account shall be allocated among such investment options in increments of not less than one percent (1%), but the Committee or its delegate may in its sole discretion override any such request, and, if so, the Committee or its delegate may allocate such funds in a different manner. A Member may make investment requests on a daily basis, using such electronic or other media as the Committee may permit. Investment requests shall be subject to such additional rules and conditions as the Committee may prescribe from time to time (including a delay in implementing such request, in order to give the Committee or its delegate an opportunity to override such request). The Bank shall not be required under any circumstance to obtain an actual investment vehicle which reflects the investment request made by the Member, nor shall the Committee’s acceptance of a Member’s investment request give the Member a right or interest in any specific assets of the Bank.

4.07 A Member shall at all times be 100% vested in his Account. The balance credited to a Member’s Account under this Article IV, as adjusted by deemed gains and losses under Section 4.06, shall be paid to him either in a lump sum payment or annual installments over a period of two (2) to five (5) years, as elected by the Member, with such payments to commence as soon as reasonably practicable after his retirement or other termination of employment with the Bank. A Member’s election of lump sum or installments (and, if applicable, the number of installments), shall be made in writing on a form acceptable to the Committee, and shall be made no later than the last day of the calendar year preceding the date payment will commence, and no later than six (6) months preceding the date payment will commence. If installments are elected, a Member may continue to request that the balance of his or her Account be invested under the procedures set out in Section 4.06. Subsequent installments shall be paid on the anniversary of the date the first installment is paid, and the amount paid on each installment shall be determined by the multiplying the Member’s balance as most recently determined by the Committee for this purpose, by a fraction, the numerator of which is one, and the denominator of which is the number of remaining installments (including the installment being paid); therefore, for example, if a Member elects installments over five years, the fraction in the first year would be 1/5, in the second year would be  1/4, in the third year would be 1/3, and so forth, until the fraction in the final year is 1/1.

4.08 If a Member dies prior to receiving the balance credited to his Account under Section 4.07 above, the balance in his Account shall be paid to his Beneficiary in a lump sum payment as soon as reasonably practicable after his death, regardless of whether the Member had elected installment payments under Section 4.07.

4.09 While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from this Account. The request shall be made in a time and manner determined by the Committee, shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account, and shall be subject to approval by the Committee. For purposes of this Section 4.09, an unforeseeable emergency means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Member or one of his dependents, loss of property due to casualty or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the Member’s control and which hardship the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case as determined by the Committee.

4.10 The Board in its sole discretion may from time to time credit to one or more Members or prospective Members under this Plan additional amounts which the Board deems appropriate to attract or retain such Member. Such benefits may include, but shall not be limited to, treating a newly employed Member as though the Member’s service with a prior employer constituted service with the Bank. In crediting such additional amounts, the Board may attach vesting or other conditions as it deems appropriate. Any such additional credits, and the terms and conditions associated with such additional credits, shall be set forth on an Appendix to this Plan. Such Appendix shall be incorporated in and made a part of this Plan, but shall not be required to be disclosed to any Member other than the Member who receives such additional credits.

Article V. Source of Payment

5.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Savings Plan.

5.02 No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

Article VI. Designation of Beneficiaries

6.01 For purposes of benefits payable under Article III of this Plan, the Member’s designated beneficiary shall be the same individual or entity designated by the Member to receive benefits under the Retirement Fund in case of the Member’s death. For purposes of benefits payable under Article IV hereof, each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

6.02 If no such beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

Article VII. Administration of the Plan

7.01 The Board of Directors has delegated to the Human Resources Committee, subject to those powers which the Board has reserved as described in Article VIII below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

7.02 The Committee shall arrange for the engagement of the Actuary, and if the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be actuary, counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or the Savings Plan for purposes of Sections 3.01, 4.01 and 4.02 of the Plan, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board of Directors, at such intervals as shall be specified by the Board of Directors or such designated committee, with regard to the matters for which it is responsible under the Plan.

7.03 No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

7.04 No Committee member shall receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

7.05 Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the vote.

7.06 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the “claimant”). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

7.07 All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

Article VIII. Amendment and Termination

8.01 The Board of Directors of the Bank may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, Beneficiary or other person,

except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action. The Board may without the consent of any Member, Beneficiary or other person eliminate the lump sum payment provision under Section 3.02. The Board may also take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided that any such amendment or action does not have a material detrimental effect on the then currently estimated cost to the Bank of maintaining the Plan.

Article IX. General Provisions

9.01 The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank or organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of the rights of Members under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other bank or successor entity and the Plan shall continue in full force and effect.

9.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.03 The Bank shall withhold or cause or be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

9.04 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

9.05 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

9.06 All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.07 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

9.08 No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. Consistent with applicable law, regulation or governing bylaw of the Bank, the Bank shall indemnify and hold harmless the Retirement Fund or the Savings Plan and each Committee member and each employee, officer or director of the Bank or the Retirement Fund or Savings Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

9.09 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

9.10 The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

9.11 The Plan shall be construed according to the laws of the State of Georgia in effect from time to time.

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK has caused this amended and restated Benefit Equalization Plan to be executed effective as of 1st day of January, 2005.

The Federal Home Loan Bank of Atlanta

By:	/s/ Cathy C. Adams
	Title:	Senior Vice President,
Director of Human Resources

Attest:

/s/ Julia S. Brown
Assistant Corporate Secretary